UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Stifel Financial Corp.

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Stifel Financial Corp.

One Financial Plaza | 501 North Broadway

St. Louis, Missouri 63102-2102

(314) 342-2000

September 7, 2018

Fellow Shareholders:

Our special shareholders’ meeting will be held on Tuesday, September 25, 2018 at 9:30 a.m., Central Time, at our corporate headquarters in St. Louis, Missouri.

We are sending you this letter to ask you to vote FOR Proposal I in our Proxy Statement for the special meeting: the Approval of the Stifel Financial Corp. 2001 Incentive Stock Plan (2018 Restatement) (the “2018 Plan Restatement”). It is important to note that the approval of the 2018 Restatement will allow the continuation of our longstanding and, we believe, highly successful and disciplined approach to utilizing equity-based awards to grow through acquisitions, align our people with shareholders and maximize retention. Simply, without shareholder approval, we will be unable to grant new equity awards.

Stifel is NOT seeking an increase relative to the previously authorized share capacity. Approval of the 2018 Plan Restatement will allow the company to continue its successful growth and retention through its utilization of its equity plans, yet passage of this proposal will NOT result in:

•	Any increase to the number of shares, or capacity, authorized by shareholders in 2016; nor

•	Any additional shares utilized, nor any additional dilution, in excess of amounts approved by shareholders in 2016.

STIFEL’S UTILIZATION OF EQUITY-BASED AWARDS

The following table details equity-based grants over the last three calendar years. We use equity-based awards primarily for compensation for current employees and to support acquisitions and new hiring.

January 1, 2015 – December 31, 2017	Equity-Based Compensation	Acquisition & Hiring Awards	Total
Equity-based grants (1)	7,920,116	5,420,410	13,340,526
Estimated net shares to be issued after withholdings and forfeitures (2)	4,356,064	2,981,226	7,337,290
Shares repurchased	(6,394,773)	n/a	(6,394,773)
Estimated net shares, less shares repurchased during the grant period	(2,038,709)	n/a	942,517
Estimated net dilution impact, projected as % of 70,864,684, the number of shares outstanding on Dec. 31, 2017	-2.9%	4.2%	1.3%
(1)	These equity-based grants consisted of Restricted Stock Units, Performance-Related Stock Units, and Restricted Stock Awards.
(2)	Net shares estimated are calculated as 55% of gross RSUs, rounded to the nearest thousand, which represents the historical average of shares issued subsequent to forfeitures and tax withholdings.

During this time frame, Stifel has granted 13.3 million equity-based grant units that, when considered in view of our practice of net settling for employee tax obligations and forfeitures, are estimated to result ultimately in the issuance of 7.3 million outstanding shares. Over this same time frame, the Company repurchased 6.4 million shares, which results in an estimated net increase in shares outstanding of 0.9 million shares, or 1.3% of shares outstanding as of December 31, 2017.

As noted in the above table, we use equity-based awards for two primary purposes:

•	Equity-based compensation for current employees.

•	Equity-based awards to support acquisitions and new hiring, critical features of our growth strategy.

Approximately 3,700, or 50% of our employees, participate in our existing equity-based compensation plans, which is not additional compensation, but in lieu of cash-based compensation. This broad-based participation and resulting equity ownership is a bedrock of our culture and is a key incentive for performance and retention. The perspective of Institutional Shareholders Services, or ISS, does not account for these purposes, nor the lack of net dilution of these employee awards, when related to concurrent share repurchases.

With respect to Equity Awards relating to acquisitions and hiring, Stifel has issued approximately 7.3 million shares to support our growth strategy, and we believe these activities have been accretive to shareholders well in excess of related dilution. Major acquisitions during 2015-17 included Sterne Agee, Barclays’ Wealth and Investment Management in the Americas, Eaton Partners, ISM Capital and City Securities. In addition to acquisitions, we attracted over 330 new employees by means of equity-based grants during the same time period. These talented hires have brought significant new capabilities and revenue to our firm. ISS does not account for the tax and accounting efficiency of this approach and, more importantly, the power of equity-based awards in an acquisition context to retain the talent acquired.

RECOMMENDATIONS OF PROXY ADVISORY FIRMS

•	Glass Lewis and Egan Jones have recommended FOR the 2018 Plan Restatement.

•	ISS has recommended AGAINST the 2018 Plan Restatement.

We strongly disagree with the ISS “one-size fits all” mechanical framework by which it evaluates equity compensation packages. In 2017, we incurred aggregate compensation expense of approximately $2.0 billion and made equity-based grants worth approximately $70 million, generally vesting ratably over five to seven years. This equity-based compensation was in lieu of cash-based compensation, and not additional compensation: this had the benefit of aligning our employees with shareholder interests. Importantly, the ISS framework ignored this alignment benefit, our acquisition history, and our dilution management by means of share repurchases and net settlement.

Burn Rate & Share Value Transfer:

We disagree with ISS’s statement that plan cost and burn rate are “excessive”. In addition to our belief that ISS does not understand how we use equity-based grants for both compensation and acquisitions, as noted above, ISS does not account for our dilution management by means of share repurchases and net settlement.

ISS calculates our 3-year unadjusted burn rate at 6.44%, using their standard methodology, which fails to take into consideration any of actual share repurchases or anticipated net settlement and forfeitures. As we highlighted in the table above, over that period our 3-year unadjusted burn rate, taking those factors into consideration, was actually 0.46%. Further, considering only compensation-related grants, there was no dilution to shareholders at all over that period. Equally ridiculous is the “share value transfer” concept – that equity paid in lieu of cash is somehow a “value transfer” away from shareholders – which is simply absurd.

With respect to recycling, we believe our approach of requesting modest capacity increases from shareholders, such that we must return for new approvals of capacity on a relatively frequent basis, alleviates this concern. With respect to change of control, we believe that our longstanding approach of restricting the ability to accelerate equity awards to a carefully defined change of control trigger and the sole determination of the Board, which is 80% independent, or the Board’s Compensation Committee, which is 100% independent, is appropriately limited.

CONCLUSION

We believe, and our Board unanimously agrees, that approval of the 2018 Plan Restatement is in the best interests of the Company and our shareholders. Our most recent capacity increase request was in 2016 and shareholders approved it. We are seeking at this time no increase relative to the previously authorized share capacity, nor are we seeking any substantial changes in plan characteristics, other than allowing it to continue into the future.

We are a human capital business. We rely on our people to provide the advice and services that are the core of our business. We believe that equity-based compensation, as provided by the 2018 Plan Restatement, is uniquely suited to aligning our people with shareholders and maximizing retention. If our proposal is not approved, it would not change the amount of compensation paid to our employees. Instead, it would limit our compensation to cash, debentures or other forms of compensation not based in equity. This would not align grant recipients to shareholder outcomes as equity-based awards do, we believe, nor do we believe it would it be the best use of Company capital from a shareholder perspective. The 2018 Plan Restatement instead allows us to continue to grant awards across a full range of equity-based and other forms, including cash, in an efficient manner that maximizes the benefits of such awards while minimizing their ultimate cost to shareholders.

We recognize that any compensation plan, acquisition or hiring package that substitutes equity for cash will, by definition, be dilutive on a gross share basis. As such, we have and intend to continue minimizing dilution through share repurchases and settling a portion of our equity awards in cash, primarily by delivering shares net of taxes. Considering our acquisition activity, we believe we have successfully managed share dilution while significantly growing our Company.

We believe our balanced approach has preserved our existing talent and driven both organic and opportunistic growth while controlling dilution, which is a winning combination for our shareholders.

Accordingly, we respectfully ask you to vote FOR Proposal I, in our Proxy Statement for the special meeting, the 2018 Plan Restatement. Please see our Proxy Statement for the special meeting for additional information about the 2018 Plan Restatement. We welcome you to communicate with us at any time by email, investorrelations@stifel.com.

Sincerely,

Ronald J. Kruszewski	James M. Oates
Chairman of the Board and Chief Executive Officer	Compensation Committee Chairman

Forward-Looking Statements: Certain statements in this communication may be considered forward-looking. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this communication.